Exhibit 10.1

SEPARATION AGREEMENT

This Agreement is between Spectrum Brands, Inc. (which in this Separation Agreement is referred to as the “Company”) and me, John Wilson. For good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1. Background. As part of the Company’s relocation of its headquarters from Atlanta, Georgia to Madison, Wisconsin, the Company and I have agreed that, following my assistance in transitioning operations, my employment with the Company will terminate effective March 2, 2011 (“Termination Date”). Because the Company desires to provide me with certain severance benefits pursuant to (i) the transition letter, dated July 15, 2010 (“Transition Letter”) and (ii) my Severance Agreement, dated September 1, 2009 (“Severance Agreement”), the parties have entered into this Separation Agreement and release (“Agreement”).

2. Employment Termination. I understand that my employment with the Company is considered ended effective March 2, 2011 and that, pursuant to the Transition Letter, my termination will be treated as a termination without Cause under the Severance Agreement. Effective as of the close of business on the Termination Date, my employment shall cease and I will be considered to have resigned from any and all titles, positions and appointments that I hold with the Company and any of its affiliates (the “Company Group”).

3. Severance Pay and Benefits. In return for the execution of this Agreement, and it becoming effective (see paragraph 16), and me honoring all of its terms, the Company will provide me with the following pay and benefits:

a. Severance pay of $ 570,000, which is two (2) times my base salary of $285,000, to be paid over a period of twelve (12) months in accordance with the Company’s regular payroll process, commencing with the first payroll date following the date on which this Agreement becomes effective (see paragraph 17). The period of time during which I am provided these severance payments shall be known as the “Severance Period.”

b. Severance pay of $ 285,000, which is two (2) times my 2011 Management Incentive Plan (“MIP”) target of 50% of my base salary, to be paid no later than December 31, 2011.

c. Retention pay of $200,000 to be paid on or before March 15, 2011.

d. Medical, dental, vision and prescription drug benefits (“Healthcare Benefits”) and my Executive Life Insurance benefit for me and my eligible dependents during the twenty-four (24) months following the date on which this Agreement becomes effective (see paragraph 17) (the “Healthcare Benefit Period”) at the level and of the type provided to active employees of the Company from time to time. To receive the Healthcare Benefits, I must make a timely election in the manner required under the applicable Company plans to receive continuation coverage pursuant to Internal Revenue

Code (“Code”) section 4980B (“COBRA”). The provision of the Healthcare Benefits shall run concurrently with any continuation coverage required pursuant to COBRA. In addition, I will be entitled to participate in the Company’s flexible spending account plan on an after-tax basis for the period required by COBRA.

I will not be required to pay any amount greater than the amount that I was paying to receive Healthcare Benefits as of February 28, 2011 (the “Cost Cap”). If and to the extent that the Company reasonably determines that the portion of the cost of my Healthcare Benefits above the Cost Cap is includible in my income for federal, state or local income or employment tax purposes (“Tax Purposes”), the Company shall report such amount as required under applicable law. In addition, the Company shall pay to me, between January 1 and March 31 of the year following the year in which any such amounts are includible in my income for Tax Purposes, an additional amount to make me whole for the amount of such tax liability (the “Gross Up”). The Company is not liable for any excise, penalty or other like taxes or any interest with respect to the payment of taxes. The amount of the Gross Up will be determined by an accounting firm chosen by the Company using any financial information reasonably requested of me to calculate the amount of the Gross Up

Notwithstanding anything in this paragraph to the contrary, the Company shall not be obligated to provide Healthcare Benefits after the expiration of my COBRA coverage period or to provide Healthcare Benefits subject to the Cost Cap described above once I become eligible to obtain Healthcare Benefits of the same type under another plan or plans of another employer (“Subsequent Coverage”), provided that the Company shall reimburse me for the amount, if any, by which the cost of the Subsequent Coverage exceeds the Cost Cap. During the COBRA coverage period, my right to Healthcare Benefits if I obtain Subsequent Coverage shall be determined pursuant to the requirements of COBRA.

e. Additional severance equal to the amount determined pursuant to the 2011 MIP based on actual performance results for fiscal year 2011 using my 2011 MIP target of 50% of base salary, with such amount then prorated using the fraction equal to the number of days that I have been employed by the Company during fiscal year 2011 over 365. The foregoing amount will be paid no later than December 31, 2011.

f. Additional severance of $ 225,150.00, which is the sum of the second and third installments earned under the 2010 Long Term Incentive Plan. This amount will be paid as soon as administratively practicable following my execution of the release and the expiration of the revocation period described in paragraph 22.

g. Additional severance of $ 89,048.26, which is 5/12ths of the special one-time 2011 award of $ 213,750. The foregoing amount will be paid no later than December 31, 2011.

h. Payment for any accrued but unused vacation days, which is equivalent to 152 hours with such payment being made on the first regularly scheduled payroll date occurring on or following the Termination Date.

i. Any legitimate business expenses that remain unreimbursed as of the Termination Date that are submitted for reimbursement in accordance with Company policy within 30 days from the Termination Date; and

j. An option to purchase my Company-provided vehicle based on the Velcor residual value less driver and/or Company up-front payment.

For the avoidance of doubt, the benefits described in this paragraph 3 are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company. Except as provided in paragraph 3.c., and subject to my compliance with paragraph 10 of this Agreement, the obligations of the Company under this Agreement shall not be affected by my receipt of compensation and benefits from another employer in the event that I accept new employment following the Termination Date, and I shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to me under any of the provisions of this Agreement. The obligations of the Company are not affected by my death or disability.

I acknowledge that if I am a “specified employee” (within the meaning of Code section 409A) at the time of my separation from service, the payment of any amount under this Agreement that is considered deferred compensation subject to 409A and is to be paid on account of my separation from service shall be deferred, as required by Code section 409A(a)(2)(B)(i), for six (6) months after my separation from service or, if earlier, my death (the 409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the day after the 409A Deferral Period expires, and the balance of any payments shall be made as scheduled.

4. Acknowledgement. I understand that the severance pay and benefits provided in paragraphs 3.a. through 3.g. will not be paid or provided unless I accept this Agreement, it becomes effective (see paragraph 16), and I honor its terms.

5. Release. I understand and agree that my acceptance of this Agreement means that, except as stated in paragraph 7, I am forever waiving and giving up any and all claims I may have, whether known or unknown, against the Company Group and related companies, their employees and agents for any personal monetary relief for myself, benefits or remedies that are based on any act or failure to act that occurred before I signed this Agreement. I understand that this release and waiver of claims include claims relating to my employment and the termination of my employment; any Company policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Georgia Fair Employment Act, and any state or local laws; any laws governing whistle blowing or retaliation, including but not limited to the Sarbanes-Oxley Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorneys’ fees, costs or expenses.

6. No Disparagement. I agree not to make critical, negative or disparaging remarks about the Company, its products/services, its employees or agents to others. I also agree not to disclose personal or private information about the Company or its employees, agents or clients. The Company agrees that it will take reasonable steps to advise members of its Board of Directors and senior management level employees that I worked with not to make negative or disparaging comments about me to third parties.

7. Claims Not Waived. I understand that this Agreement does not waive any claims that I may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by the Company that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; or (d) any claim that by law cannot be released or waived.

8. Government Cooperation. Nothing in this Agreement prohibits me from cooperating with any government agency.

9. Prior Confidentiality, Non-compete and Intellectual Property Agreements. I agree and understand that this Agreement does not supersede any obligation to which I was subject under a prior agreement while employed with the Company that addresses confidentiality, non-competition, patents or copyright; nor does this Agreement reduce my obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

10. Non-admission. I and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that I have any claim against the Company.

11. Voluntary Agreement. I acknowledge and state that I have entered into this Agreement knowingly and voluntarily.

12. Consulting An Attorney. I acknowledge that the Company has told me that I should consult an attorney of my own choice about this Agreement and every matter that it covers before signing this Agreement.

13. Obligation to Pay Attorneys’ Fees and Costs. I understand and agree that if I violate the commitments I have made in this Agreement, the Company may seek to recover any payments and/or benefits provided in paragraphs 3.a. through 3.g. of this Agreement and that, except as provided in paragraph 14, I will be responsible for paying the actual attorney fees and costs incurred by the Company in enforcing this Agreement or in defending a claim released by paragraph 5.

14. Exception to Attorneys’ Fees Obligation. The obligation to pay the Company’s attorney fees and costs does not apply to an action by me regarding the validity of this Agreement under the ADEA.

15. Complete Agreement. Except as provided in paragraph 9, I understand and agree that this document contains the entire agreement between me and the Company relating to my employment and the termination of my employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that I may not rely on any such prior agreements or discussions.

16. Effective Date and Revocation. This Agreement shall not be effective until seven days after I sign it and return it to the Company representative indicated below. During that seven-day period, I may revoke my acceptance of this Agreement by delivering to the Company representative indicated below a written statement indicating I wish to revoke this Agreement or not be bound by it.

17. Final and Binding Effect. I understand that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement I may be giving up legal rights.

18. Future Cooperation. I also agree to cooperate with the Company in the future and to provide to the Company truthful information, testimony or affidavits requested in connection with any matter that arose during my employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment I may have at the time of request. The Company agrees to reimburse me for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

19. Return of Property. I acknowledge an obligation and agree to return all Company property, unless otherwise specified in paragraph 3, above. This includes all files, memoranda, documents, records, credit cards, keys and key cards, I-pads, personal digital assistants, or similar instruments, other equipment of any sort, badges, and any other property of the Company. I understand that the Company is allowing me to keep my company issued Dell610 Notebook and mobile cellular device (iPhone) at no charge. In addition, I agree to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property. Further, I acknowledge an obligation and agree not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops. Finally, the Company is consenting to allow me to keep form files provided all terms contained in Section 9 of this agreement are complied with. Finally, the Company is also consenting to allow me to retain my Outlook contact list.

20. Representations. By signing this Agreement, I represent that I have read this entire document and understand all of its terms.

21. Performance Through Separation Date. To the extent my Termination Date is after the date on which this Agreement is given to me for my consideration, I understand and acknowledge that my receipt of the pay and benefits provided in paragraphs 3.a. through 3.g. is contingent on my continued performance of my duties and responsibilities at a level acceptable to the Company. Further, should I be terminated prior to the Separation Date due to poor performance, misconduct, poor attendance or the like, or if I should resign my employment prior to the Separation Date, this Agreement shall be considered null and void and of no effect, and I shall not receive any of the pay or benefits outlined in paragraphs 3.a. through 3.g..

22. Consideration of Release. I acknowledge that, before signing this Agreement, I was given twenty-one (21) days within which to consider whether to sign and accept this Agreement and that I was given seven (7) days after signing the Agreement to revoke my acceptance of the Agreement. I further acknowledge that I carefully read this release and fully understand it; that I am entering into it voluntarily; that I am receiving valuable consideration in exchange for my execution of this release that I would not otherwise be entitled to receive; and that I was encouraged, in writing, to discuss this release with my attorney before signing it. I acknowledge that if this Agreement is not signed, dated and returned to the Company representative identified below within twenty-two (22) days, the offer of severance payments and benefits described in paragraphs 3.a. through 3.g. will no longer be available.

23. Choice of Law. This Agreement and all matters related to this Agreement shall be governed by Wisconsin law, without regard to any choice of law provisions under such law.

24. Tax Matters. All payments and benefits under this agreement shall be subject to applicable withholding as determined by the Company. No member of the Company Group shall have any liability to any person for any taxes, penalties or interest due with respect to payments and benefits provided under this Agreement, other than with respect to applicable income and employment tax withholding, remitting and reporting obligations.

This Agreement shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Agreement shall be either exempt from the provisions of Code section 409A or, to the extent subject to Code section 409A, shall comply with Code section 409A and any regulations and other guidance thereunder. Nothing in the Agreement shall provide a basis for any person to take action against any member of the Company Group based on matters covered by Code section 409A, including taxes, penalties or interest imposed under Code section 409A.

Presented By:

Name:	Stacey L. Neu	Date Delivered:	March 1, 2011

Employee:

Signature:	/s/ John T. Wilson	Date Signed:	2 March 2011

Printed Name:	John T. Wilson

Company:

Signature:	/s/ Stacey L. Neu	Date Received:	March 2, 2011

Printed Name:	Stacey L. Neu

Return Signed Agreement to:

Stacey L. Neu

Spectrum Brands, Inc.

Human Resources Department

601 Rayovac Drive

Madison, WI 53711